Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

October 14, 2016

SEARS HOLDINGS NAMES JASON HOLLAR

CHIEF FINANCIAL OFFICER

HOFFMAN ESTATES, Ill. – Sears Holdings (NASDAQ: SHLD) announced today that Jason Hollar has been promoted to chief financial officer, effective immediately. The company previously announced in May that Robert A. Schriesheim would be departing from his position with the company to focus on his other business interests and pursue other career opportunities.

Mr. Hollar, 43, joined Sears Holdings in October 2014 as senior vice president, finance overseeing the financial planning & analysis function, the business finance relationship with centralized finance, and procurement. The company also announced today that it has consolidated responsibility for internal audit, treasury and the capital markets finance functions under Robert Riecker, 52, who has served as vice president and controller since 2011 and will continue as controller while also serving as head of capital markets activities.

“We are fortunate to have a deep bench of finance leadership as Sears Holdings continues to transform its business to an asset-light organization centered on its Shop Your Way program powered by our integrated retail innovations,” said Edward S. Lampert, Sears Holdings’ Chairman and CEO. “In his time with the company, Jason has been focused on driving efficiencies and creating value as our company undergoes rapid change. His leadership and financial acumen are important skills as we accelerate our transformation and deliver for our members, associates, and shareholders.”

Mr. Lampert continued, “Additionally, we are extremely fortunate to have a seasoned, respected finance professional in Rob who has a depth of experience with our business and who has served in a variety of roles during his 11 years with the company.”

Prior to joining Sears Holdings, Mr. Hollar was at Delphi Automotive, where he served as Vice President and Corporate Controller. Prior to Delphi, Jason spent the bulk of his career at Navistar International. He has over 20 years of finance experience including business finance, controllership, strategic planning, financial planning and analysis, and serving as a business unit CFO. Mr. Hollar received a Master’s of Business Administration with concentrations in Finance and Accounting from The University of Chicago and a Bachelor’s of Science in Business from Indiana University.

“I’d like to thank Rob Schriesheim, who’s been leading the financial organization for the past five years. I wish him the best in his future endeavors,” said Mr. Lampert.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members—wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way® , a social shopping platform offering members rewards for shopping at Sears and Kmart, as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

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